Exhibit 99.1

Outlook Therapeutics Announces Exercise Price Reduction and Term Extension of Series A Warrants

CRANBURY, N.J., January 22, 2019 – Outlook Therapeutics, Inc. (Nasdaq: OTLK, OTLKW) (the “Company”) today announced that its publicly traded Series A warrants (Nasdaq: OTLKW) have been amended to lower the exercise price to $1.50 per share and further extend the maturity until 5:00 p.m. New York City time on February 18, 2022.

The Series A warrants were issued as part of the units in its May 2016 initial public offering and in a concurrent private placement and were exercisable for shares of its common stock at an initial exercise price of $6.60 per share. The Series A warrants, as previously extended, would have expired at 5:00 p.m. New York City time on the earlier to occur of (a) the date that was twenty (20) business days after the date on which the closing sales price of the common stock was greater than or equal to $7.25 per share and (b) February 18, 2019. The issuance of the common stock upon exercise of the Series A warrants by the Company, and the resale of the Series A warrants and the common stock issuable upon exercise of the Series A warrants issued in the private placement are covered by registration statements, as amended, previously filed with and declared effective by the Securities and Exchange Commission.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Outlook Therapeutics, Inc.
Outlook Therapeutics is a late clinical-stage biopharmaceutical company focused on developing its lead clinical program, ONS-5010, a proprietary ophthalmic bevacizumab product candidate for the treatment of wet age related macular degeneration (wet AMD). ONS-5010 is currently in its first clinical trial, which is being conducted outside of the U.S. and is designed to serve as the first of two adequate and well controlled studies for wet AMD. For more information, please visit www.outlooktherapeutics.com.

CONTACTS:

Outlook Therapeutics:
Lawrence A. Kenyon
LawrenceKenyon@outlooktherapeutics.com

Media & Investors:
Jeremy Feffer
Managing Director
LifeSci Advisors, LLC
T: 212.915.2568
jeremy@lifesciadvisors.com